Exhibit 99.2
Q3 2005 Conference Call Script
Safe Harbor Provision
This script may contain forward-looking statements that are subject to many risks and uncertainties, including the inability to close several large orders in the sales pipeline; OEM agreements with SpectraLink that impact margins and may not result in increased future sales of SpectraLink’s products or services; the unpredictable growth of international sales; adverse changes in economic and business conditions affecting SpectraLink’s customers; the intensely competitive nature of the wireless communications industry, and a customer preference to buy all telephone communications systems from a single source provider that manufactures and sells PBX or key/hybrid systems; changes in rules and regulations of the FCC; and the anticipated growth of the market for on-premises wireless telephone systems. More information about potential risk factors that could affect our results is available in SpectraLink’s filings with the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2004, and subsequent Form 10-Q filings.
David Rosenthal
Thank you, operator. With me today is John Elms, SpectraLink’s president and chief executive officer.
Thank you for joining SpectraLink’s conference call for the third quarter of 2005. I would also like to welcome our webcast listeners as we broadcast this call live across the Internet.
This discussion will contain projections and other forward-looking statements. Forward-looking statements speak only as of the date of the statements and are subject to risks and uncertainties, so actual results could differ from present expectations. Therefore, I refer you to information contained in our 2004 Form 10-K filed with the Securities and Exchange Commission on March 4, 2005, and in our Form 10-Q for the quarterly period ended June 30, 2005, filed with the Securities and Exchange Commission on August 5, 2005, for a description of risks and uncertainties that could cause actual results to differ materially from those in any forward-looking statement. These filings are available on the Investors section of our website. You will also see a description of some of these risks and uncertainties in today’s press release. SpectraLink undertakes no obligation to update or revise any forward-looking statements discussed today in order to reflect events or circumstances that may arise after the date of this conference call.
At this time, I’d like to turn the call over to John Elms.
John Elms
Thank you, David.
By now, you have seen our release outlining the results for the quarter, and David will provide more detail on that in a moment. I would first like to provide my commentary on the quarter, which was a solid one for SpectraLink. We continue to make excellent strides advancing our leadership position in Wireless Telephone Systems for the workplace and strengthen our ability to expand that leadership as we close the year and look forward to 2006. This includes renewed energy in our OEM channels, the addition of a new chief technology officer and the expansion of our direct sales force.

As you know, we maintain a strong focus on our key vertical markets and we continued to see solid demand in the healthcare and retail spaces, with increasing momentum in hospitality. We will continue to lead the wireless telephony market by expanding our reach into existing and new vertical markets as well as by aggressively pursuing product innovation and incremental distribution relationships around the world.
At the same time, we are closely monitoring the emerging opportunity in the general enterprise market. Through 2005, this general enterprise market has not materialized as industry analysts had anticipated, and as a result, we expanded our focus to include additional verticals such as auto dealerships and financial institutions. When the growth in the general enterprise market does materialize, we are confident that as the market leader, we will secure our leadership position by leveraging our technical knowledge base and our extensive partnerships and distribution channels.
We also continue to monitor the competitors’ interest in wireless telephony in the enterprise. To-date, the competition has been relatively light, which has afforded us the opportunity to maintain strong gross margins. However, as the adoption of wireless LANs increases in the general enterprise, we expect to see, and continue to plan for, an increase in competition, particularly at the low-end as products for hosted-IP services begin to enter the market.
More specific to the third quarter for SpectraLink, contribution from our OEM channels more than doubled from last quarter. Alcatel, whose launch was disrupted by the acquisition of Airespace in January of this year, re-launched our NetLink Wireless Telephones on June 30 and increased their contribution to OEM revenues.
Combining our leadership in innovation with our OEM channel reach this quarter, SpectraLink delivered the industry’s first Wi-Fi wireless telephone incorporating enterprise-grade virtual private network support, also referred to as VPN. Sold through the Nortel OEM channel, this handset provides an extremely high level of enterprise-grade security using the same VPN technology used by businesses for computer access to remote networks. While we continue to lead the industry in the implementation of wireless security standards such as WPA and WPA2, our VPN solutions take Wi-Fi voice security to a new and unequalled level which now allows users to securely connect to their enterprise switch through remote unsecured Wi-Fi networks, a key component of any future SIP strategy. No other provider in our market delivers this capability today.
Standards compliance has long been a high priority for SpectraLink, and a significant milestone in the acceptance of wireless LAN applications occurred just a few weeks ago when the IEEE published 802.11e specification, its QoS standard for Wi-Fi networks. SpectraLink invested significant resources to ensure that the final standard not only meets the needs of the data community but also addressed the key issues related to wireless voice quality. We embrace this new standard because it ultimately broadens the market opportunity for our NetLink Wireless Telephones.
As you may have seen in recent press coverage on the ratification of 802.11e, SpectraLink is featured as the acknowledged expert in delivering high-quality voice over wireless networks. For many would-be competitors, this still represents a promise, while for SpectraLink it is an incremental step on the path we have been leading since 1999.

Until the infrastructure providers fully adopt open standards for wireless QoS, SpectraLink Voice Priority (or SVP) remains the de facto standard widely supported by all of the major enterprise-grade access point manufacturers. In addition to ensuring near wire-line voice quality, SVP provides excellent call capacity and battery life for SpectraLink’s Wi-Fi handsets — two areas which are addressed in the 802.11e standard but have not yet been implemented by most of the Wi-Fi equipment manufacturers.
As the market leader, we intend to continue setting the bar high for Wi-Fi compatibility to ensure enterprise-wide success and broad acceptance. SpectraLink’s VIEW certification is an example where we have established the most rigorous Wi-Fi voice interoperability program in the industry. Other players in the industry will announce similar programs from time to time, and SpectraLink will be pleased to participate when those programs meet the same rigorous standards as we set for ourselves.
To further SpectraLink’s position as the market leader in workplace Wi-Fi telephony, we recently strengthened our executive team with the addition of Masood Garahi as our new executive vice president of engineering and chief technology officer. Masood, who is the former chairman and CEO of MeshNetworks, has more than 25 years of high-tech experience including extensive knowledge in wide area and local area networking, RF technology, communications and messaging applications. We look forward to leveraging Masood’s expertise and deep industry relations to help further SpectraLink’s position as the market leader in workplace Wi-Fi telephony.
One of the areas I have asked Masood to direct is our strategy to address the market for enterprise Wi-Fi telephony extending beyond our NetLink handsets. Our mission is to meet the demand for high-quality voice communication within the workplace, and to that end, establish a leadership role in facilitating enterprise-grade voice quality and capabilities in other Wi-Fi-enabled devices.
Our traditional target markets are well-served by single mode devices because mobile employees such as nurses, factory floor supervisors, and retail staff generally don’t need wireless voice access outside the workplace in order to successfully perform their jobs. However, employees that are already being furnished with cell phones by their employers can benefit from multimode devices that support both cellular and Wi-Fi technologies. Many of the biggest challenges enabling enterprise-grade Wi-Fi telephony in these devices are already being solved by SpectraLink with our unique expertise and intellectual properties in telephone system integration and voice over Wi-Fi.
SpectraLink continues to leverage opportunities through strategic partnerships, application development programs, and independent R&D to drive further innovation in Wi-Fi telephony for enterprise users with a pragmatic approach to addressing real market demands. As a proof point, we have recently developed a lab demonstration in which we are now successfully making calls between a Wi-Fi-enabled cellular phone using the Symbian operating system and our NetLink Telephony gateway connected to a TDM PBX, showing our unique ability to deliver enterprise telephone features between the large installed base of existing PBX’s and third-party wireless devices.
On a previous call, I said that we would manage our expenses in-line with revenue growth and I am pleased to report success in doing so. Gross margins have remained strong due to our focus on improving our manufacturing efficiencies and the success we have had in our service operations. As part of this effort, we are moving our manufacturing, distribution and repair operations to lower-cost facilities in the local area. This will reduce the overhead costs related to our production operations while providing additional capacity for our administrative and engineering staffs to grow in our Boulder headquarters. The move will take place next quarter and we do not expect any disruption in our business.
One last note before turning the call back to David is that I am pleased that SpectraLink has once again been named to both the “Forbes 200 Best Small Companies” List and to Deloitte & Touche’s prestigious Technology Fast 50 Program for Colorado. Placing 33rd this year on Deloitte’s list, SpectraLink has ranked in this program every year since its inception eight years ago — an honor bestowed on only six other Colorado companies. SpectraLink’s 66% revenue growth from 2000-2004 can be credited to the company’s superior wireless telephone systems and market expertise that yield significant productivity gains for the growing number of markets that deploy our technology.
Now I’d like to turn the call over to David.
David Rosenthal
Thanks, John. I’d like to provide some detail on our financial results for the quarter ended September 30, 2005.
SpectraLink generated $24.8 million in revenue in the third quarter of 2005, resulting in net income of $3.6 million and 19 cents earnings per fully diluted share. This represents year-over-year growth in net income of 23% and revenue growth of 8%. For the third quarter of 2004, net income was $2.9 million, or 15 cents earnings per fully diluted share, on revenue of $23.0 million. As I will describe in more detail later, our effective tax rate declined to 35.6% in the quarter, and this change accounted for 1 cent of our EPS. Without the change in tax rate, our earnings per share would have been 18 cents.
Earnings per fully diluted share for the nine months ended September 30, 2005, were 43 cents on net income of $8.4 million and revenue of $67.5 million. For the same period last year, earnings per fully diluted share were 36 cents on net income of $7.0 million and revenue of $62.4 million. This represents year-over-year growth in net income of 19.5% year-to-date, and year-over-year growth in revenue of 8% year-to-date.
As we’ve talked about before, OEM sales in the first half of the year were soft, accounting for $4.3 million or 13% of product revenues. In Q3, OEM sales rebounded, totaling $4.4 million or 23% of product revenues, and showing sequential growth over Q2 of $2.6 million. In particular, Avaya and Nortel were significant contributors to this channel improvement. Our direct sales team generated 22% of total revenues in the quarter, and the balance of 55% was met through our other indirect distribution partners.
In our target vertical markets, the Healthcare sector contributed $4.2 million, and accounted for 22% of product sales in the third quarter. The Retail sector contributed $3.5 million in revenue, and accounted for 18% of product sales. Our other vertical markets, including industrial, government and corporate, generated $11.3 million in Q3 sales, accounting for 59% of total product revenue in the quarter. Overall, we had two orders this quarter that exceeded $500,000.
Our Service business delivered record levels of revenue with $5.8 million or 23% of total revenue in Q3. The increase in service revenue contribution can be attributed to continued sales growth especially from maintenance contracts and services performed on a time and materials basis.

Product mix in the third quarter favored Link Wireless Telephone Systems. Link accounted for 56% of product sales, delivering $10.5 million in revenue. NetLink Wireless Telephone revenue made up the balance of $8.4 million in product sales, accounting for 44% of total product sales.
International revenue grew to about $1.3 million in the third quarter. This represents a 33% increase over last quarter and more than 50% growth year-over-year.
Q3 revenue was up sequentially by 12% over last quarter. Notwithstanding the third quarter of 2004, this growth was higher than our normal seasonal pattern would have otherwise indicated and could have been higher were it not for the recent hurricanes. These disasters slowed some of our markets and directly resulted in $400,000 of business being pushed out to Q4. There was some speculation that the Gulf Coast hurricanes would have a positive impact on our business due to our relationship with FEMA. The reality is that our FEMA business was approximately half of what it was last year at this time. This is not surprising as SpectraLink Wireless Telephone Systems are retained and redeployed by FEMA based on need. As a result, our sales to FEMA will not necessarily correlate with any immediate demand for emergency infrastructure.
Overall gross margin was very strong in the third quarter, coming in at 66.0%. While manufacturing costs stayed fairly constant with last quarter, our gross margin from service operations improved to 48.2%, up from 46.3% in Q2, and contributed $255,000 in additional gross margin as compared to last quarter.
R&D expense accounted for 10.9% of third quarter revenue, compared with 11.3% last quarter and 9.9% in Q3 of 2004. Sales and Marketing expense was 27.0% of total quarterly revenue, the same as the third quarter of 2004 and lower than last quarter’s 29.4%. G&A expense as a percent of quarterly revenue decreased to 6.9% in Q3 when compared with 7.2% for the same period last year and 7.0% last quarter. All of these combined resulted in total operating expense of 44.8% of quarterly revenue compared with 47.7% last quarter and 44.1% in the third quarter of 2004.
By successfully managing our operating expenses to be in-line with revenue growth, we delivered an operating margin of 21.2% this quarter, a 3.4% improvement over last quarter’s operating margin of 17.8% and slightly above our annual guidance of 18 to 20%. Continued strong operating margins resulted in positive net income for the 29th consecutive quarter and helped ensure another quarter of positive cash from operations. The $3.6 million in net income for the quarter made it possible for us to achieve our 27th consecutive quarter of positive cash from operations which totaled $2.9 million.
As I mentioned earlier, the effective tax rate in the third quarter was 35.6%. This change was made to adjust the year-to-date effective tax rate to 37%, where we believe we will need to be at the end of 2005. This compares to a tax rate of 38% last year. The decrease in taxes is due to a new tax deduction for qualified manufacturing activities in the United States, under the American Jobs Creation Act of 2004. This is an ongoing deduction that, assuming all other variables remain constant, we anticipate will keep our tax rate around 37% for the next year.
The total of cash, cash equivalents and investments at September 30, 2005, was $53.9 million compared to $54.8 million at June 30, 2005. We did not repurchase any shares of company stock this quarter. We have a balance of 1.3 million shares still authorized for repurchase. We paid a cash dividend of $1.9 million for the eighth consecutive quarter. On a continual basis, we evaluate options for utilizing cash in an effort to maximize returns to our shareholders, and these options include quarterly dividends, stock repurchase and longer-term investments.
Net inventories decreased slightly to $11.5 million compared to $11.6 million at the end of Q2. We believe our current inventory, both in terms of dollars and product mix, are at the appropriate level to support anticipated fourth quarter sales. The levels of inventory, higher than last year at this time, are a reflection of an expanded product mix. We have also taken advantage of price discounts on certain raw materials to build inventory that will be used during the first half of 2006.
Days-sales-outstanding was 49 days compared to 47 days last quarter.
During the third quarter, we continued with the implementation of our PeopleSoft ERP system. We believe the project is still on budget and on schedule for us to begin using the new software by the middle of 2006. In Q3, we incurred costs related to this project of $1.2 million.
Now I would like to turn the call back over to John to provide guidance for the remainder of the year.
John Elms
Thanks, David.
As we begin the fourth quarter, our annual revenue guidance of $100 million, plus or minus 5%, has not changed. Year–to-date revenue is $67.5 million leading us to expect full year revenues at the lower end of the guidance range, however.
Gross margin for the year is expected to remain within the range of 60-65% of total revenue.
Sales and marketing expense for the full year should come in close to 28% of total revenue, and we expect R&D expenses in the area of 11% of total revenue.
Revenue growth and closely managing expenses should result in 18-20% operating income for the full year.
So, in conclusion, SpectraLink remains on track for a solid close to 2005. We have increased our sales organizations with well-qualified, seasoned direct sales representatives. Our OEM channels have regained momentum to assist in achieving our revenue goals. We have added a key member to our executive staff with Masood Garahi heading up our engineering team. These factors will contribute to our success moving forward as the market leader in workplace Wi-Fi telephony.
Thank you for joining us today. I’m going to turn the call back over to the operator for questions now.
David Rosenthal — At the end of Q&A
I want to thank everyone for participating today and remind you that this call will be available for replay through a dial-in number for 7 days and on our website for an extended period.
Goodbye.